Exhibit 99.1

Catheter Precision, Inc. Secures up to $36.5 Million in Strategic Institutional Financing to Accelerate Growth

VTAK has Agreed to Terminate its At-The-Market (“ATM”) Equity Offering Program

Company Strengthens Balance Sheet and Aligns Institutional Capital for Long-Term Value Creation

Fort Mill, SC, February 12, 2026 – Catheter Precision, Inc. (NYSE American: VTAK) (“Catheter Precision” or the “Company”), a leader in advanced electrophysiology solutions, today announced that it has agreed to the termination of its at-the-market (“ATM”) equity offering program and has completed a strategic financing transaction with institutional investors for up to $36.5 million to support accelerated growth.

Key Highlights:

●	ATM equity program to be terminated. No future equity lines of credit or forward-priced agreements are anticipated.
●	Strategic institutional capital secured to fund expansion
●	Balance sheet and liquidity significantly strengthened
●	The company’s short-term notes have been converted to long term by extending maturities out to two and three years
●	Additional short and long-term liabilities of approximately $9 million on the 9/30/25 balance sheet are being converted into equity

Executive Commentary

“This financing and balance sheet restructuring strengthens our financial position and also reinforces institutional investor confidence in our strategy,” said David Jenkins, CEO and Chairman of VTAK.

Jenkins added, “By eliminating legacy financing overhang and aligning ourselves with long-term institutional partners, we’ve enhanced our ability to execute with speed, discipline, and focus.”

Jenkins concluded, “We now move forward from a position of financial strength, supported by capital, stability, and strategic alignment to drive meaningful shareholder value through disciplined growth.”

Capital Strategy Update

This strategic institutional investment provides the Company with financial flexibility to:

●	Advance key growth initiatives
●	Scale multiple business opportunities
●	Expand market presence and execution capabilities

Additional Information

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Please refer to the Company’s Current Report on Form 8-K filed February 6, 2026, and February 12th for additional details regarding the transaction.

About Catheter Precision

Catheter Precision is a U.S.-based medical device company developing innovative solutions to improve the treatment of cardiac arrhythmias. The Company is committed to bringing new technologies to market through physician collaboration and continued product innovation.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to risks and uncertainties described in the Company’s SEC filings, available at www.sec.gov. The Company undertakes no obligation to update these statements except as required by law.

CONTACTS:

Investor Relations

973-691-2000

IR@catheterprecision.com

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